Exhibit 4.1

CLASS A COMMON DESERT PEAK MINERALS INC. CUSIP STOCK a Delaware corporation The Corporation is Authorized to Issue Shares Common Stock – Par Value $0.001 Per Share THIS CERTIFIES THAT SPECIMEN, HOLDER OF fully paid and non-assessable Shares of Class A Common Stock, $0.001 par value per share, of Desert Peak Minerals Inc., a Delaware corporation (the “Company”), transferable only on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar. IN WITNESS WHEREOF, the said Company has caused this certificate to be signed by its duly authorized officers this day of Countersigned and registered Christopher Conoscenti, Chief Executive Officer American Stock Transfer & Trust Company, LLC as Transfer Agent and Registrar Brooklyn, NY By: Carrie Osicka, Chief Financial Officer Authorized Officer

FOR VALUE RECEIVED, hereby sells, assigns and transfers unto Shares represented by the within Certificate, and does hereby irrevocably constitute and appoint Attorney to transfer the said Shares on the books of the within named Company with full power of substitution in the premises. Dated In the presence of (print name) (print name) Notice: The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement, or any change whatever. The Company is authorized to issue more than one class of stock or more than one series of any class and the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.